UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2014

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2014, PDL BioPharma, Inc. (the Company) entered into a note purchase agreement (the Note Purchase Agreement) with Accel 300, LLC (the Issuer), a wholly-owned subsidiary of kaleo, Inc. (formerly known as Intelliject, Inc.), pursuant to which the Company acquired $150 million of secured notes due 2029 (the Notes). The Notes were issued pursuant to an indenture (the Indenture) between the Issuer and U.S. Bank, National Association, as trustee, and are secured by 100 percent of royalties from kaleo’s first approved product, Auvi-Q™ (epinephrine auto-injection, USP) (known as AllerjectTM in Canada), 10 percent of net sales of kaleo’s second proprietary auto-injector based product, EVZIOTM (naloxone hydrochloride injection) (collectively, the Revenue Interests), and by a pledge of kaleo’s equity ownership in the Issuer.

The Notes carry interest at 13 percent per annum, paid quarterly in arrears on principal outstanding. The principal balance of the Notes is repaid to the extent that the Revenue Interests exceed the quarterly interest payment, as limited by a quarterly payment cap. The final maturity of the Notes is March 2029. Kaléo may redeem the Notes at any time, subject to a redemption premium. Proceeds from the transaction will be used by kaleo for the development and commercialization of future products. The transaction was funded by PDL with its existing cash on hand.

Item 8.01 Other Events.

On April 7, 2014, the Company issued a press release announcing the closing of its acquisition of $150 million of the Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC. (Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: April 7, 2014

Exhibit Index

Exhibit No.	Description
99.1	Press Release